EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Omnicom Group Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-84498, 333-33972, 333-37634, 333-41717, 333-70091, 333-74591, 333-74727, 333-74879, 333-84349, 333-90931, 333-108063, 333-115892, 333-146821, 333-159600, 333-168547, 333-188732, 333-255825) on Form S-8 and registration statement (No. 333-261046) on Form S-3 of our report dated February 8, 2023, with respect to the consolidated financial statements and financial statement schedule II of Omnicom Group Inc. and subsidiaries, and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
New York, New York
February 8, 2023